Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Abraxas Announces Conference Call; Provides Operations and Guidance Update

San Antonio (December 15, 2014) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today provided the following operations and guidance update.

Conference Call
Abraxas will host a conference call on Tuesday, December 16, 2014 at 10 AM Central Time (11 AM Eastern Time) to discuss recent operational results and changes to the Company’s 2015 capital program.  The conference call can be accessed by dialing 866.318.8615 and entering conference code 33198369.   A live webcast of the conference call can be accessed under the “Investor Relations” portion of the Company’s website at www.abraxaspetroleum.com.

Williston Basin
At Abraxas’ North Fork field, in McKenzie County, North Dakota, the Company successfully fracture stimulated the Stenehjem 2H, 3H and 4H with a combined 99 frac stages.   The Stenehjem 4H is currently flowing to sales at encouraging rates.   Abraxas successfully drilled out the plugs on the Stenehjem 3H and expects the well to begin flowback shortly.   Abraxas is currently drilling out the plugs on the Stenehjem 2H.   As a reminder, the Stenehjem 2H and 4H represent Abraxas’ first 660 foot spacing test in the Three Forks.   In late November, the Company’s third party midstream provider notified the Company that the oil pipeline tie-in of the three recent Stenehjem completions would be delayed until spring due to inclement weather conditions.   This is forcing the Company to truck rather than pipe oil from the Stenehjem pad.   Thus, the Company will likely continue to flow back the wells on smaller than normal chokes due to the limited takeaway capacity.   Abraxas owns a working interest of approximately 73% in the Stenehjem wells.

On the Jore pad, Abraxas recently set intermediate casing on the Jore 6H, 7H and 8H and is currently drilling the intermediate section of the Jore 5H at approximately 3,100 feet. Following the completion of the intermediate section of the Jore 5H, the Company will drill the laterals of all four wells.   Abraxas owns a working interest of approximately 76% in the Jore wells.

Eagle Ford
At Abraxas’ Jourdanton prospect in Atascosa County, Texas, the Company successfully completed the Cat Eye 1H with a 27 stage fracture stimulation.  Although early in the well’s flowback, it is flowing to sales at encouraging rates.   The Cat Eye 1H is the Company’s first well on the Southern Fault Block at Jourdanton.   Abraxas recently drilled the Grass Farm 2H to a total depth of approximately 12,782 feet.   The completion of the Grass Farm 2H has been postponed until service costs better reflect the current commodity price environment.   After setting surface casing on the Grass Farm 3H, the Company elected to mobilize to the R. Henry 2H in an effort to minimize capital expenditures in the current depressed commodity price environment.   The lateral of the Grass Farm 3H will be drilled at a later date.   Abraxas owns a 100% working interest across the Jourdanton prospect.

At Abraxas’ Cave prospect, in McMullen County, Texas, the Dutch 3H averaged 888 boepd (788 barrels of oil per day, 600 mcf of natural gas per day) (1) over the well’s peak 30 days of production.  The Dutch 4H averaged 926 boepd (832 barrels of oil per day, 564 mcf of natural gas per day) (1) over the well’s peak 30 days of production.  Abraxas holds a 100% working interest in the Dutch 3H and 4H.

At Abraxas’ Dilworth East prospect, in McMullen County, Texas, the Company is currently drilling the R. Henry 1H at approximately 11,800 feet.   Abraxas holds a 100% working interest in the R. Henry 1H.

Fourth Quarter 2014 Guidance Update
Abraxas is adjusting fourth quarter estimated volumes to 6,700-6,800 boepd.  Weather and offsetting fracture stimulations led to higher than anticipated well downtime during the quarter.   Service delays, due to weather and availability, extended the completions of the Cat Eye 1H and Stenehjem 2H, 3H and 4H by several weeks.  Moreover, Abraxas elected to delay the fracture stimulation of the Grass Farm 2H until service costs better reflect the current commodity price environment.   The curtailment of the Stenehjem wells due to the third party takeaway constraints mentioned above further impacted anticipated fourth quarter volumes.   Despite the operational issues and completion postponements, Abraxas anticipates the productive capacity of the Company to reach its forecasted exit rate of 8,500 boepd in the coming weeks when the Stenehjem wells are all flowing to sales.

	4Q14E
	Low	High
Production
Total (Boepd)	6,700	6,800
% Oil	67%
% NGL	10%
% Natural Gas	24%
Exit Rate (Boepd) (3)	8,500

Operating Costs
LOE ($/Boe)	$10.00	$12.00
Production Tax (% Rev)	8.5%	9.0%
Cash G&A ($mm) (2)	$5.0	$5.5

CAPEX	$50	$55

(2)
Cash G&A for the fourth quarter includes the potential accrual of bonuses on the Company’s incentive bonus plan.   Incentive bonuses are calculated based off Net Asset Value (“NAV”) growth.   Any potential bonus earned is unknown until Abraxas’ receives the Company’s fully audited reserve report as of December 31, 2014.   These reserves numbers are furnished by the Company’s reserve engineers, Degolyer & MacNaughton, in the first quarter of 2015 and are used to calculate NAV growth.   For purposes of this estimate, management is assuming a full bonus accrual.   See Abraxas proxy statement filed on April 2, 2014 with the SEC for more information on Abraxas’ incentive bonus plan.

(3)	Exit rate measured as the productive capacity of the Company when all three of the Stenehjem wells begin flowing to sales.

2015 Guidance Update
Considering the current commodity price weakness, Abraxas recently elected to reduce the Company’s 2015 drilling budget to approximately $54 million from $200 million.   The reduction in 2015 capital spending comes primarily from the Eagle Ford where the Company will now release the rig after the drilling of the R. Henry 1H.   Abraxas is also postponing its planned 2015 Permian development until commodity prices recover.   Pending a recovery in commodity prices or service costs better reflecting the current environment, Abraxas retains the financial and operational flexibility to quickly adjust the Company’s capital budget higher.  Abraxas adjusted 2015 capital budget is as follows:

	Gross Wells	Net Wells	Net
	Completed	Completed	CAPEX
			($mm)
Basin/Region
Bakken	7	4	$41.9
Gulf Coast/Eagle Ford	2	2	11.9
Permian	-	-	-
Powder River Basin (“PRB”)	-	-	-
Leasing/Other			NA
Total			$53.8

Abraxas is providing the following updated guidance for 2015.   The Company will provide an anticipated 2015 exit rate and guidance for the first quarter of 2015 when management has greater clarity on its planned completion schedule.  Despite the approximately 72% reduction in capital expenditures year over year, Abraxas anticipates average yearly volumes (at the midpoint of guidance) will still increase approximately 26% over 2014 expected volumes.  Following the expected initial decline from flush production volumes associated with the Company’s 2015 exit rate, management projects the Company’s production base and associated declines to stabilize considerably.  Notably, management projects the Company can maintain production in outer years at 2015 average volumes with a similar $60 million capital program.

	2015E
	Low	High
Production
Total (Boepd)	7,200	7,300
% Oil	69%
% NGL	9%
% Natural Gas	22%
Operating Costs
LOE ($/Boe)	$10.00	$12.00
Production Tax (% Rev)	8.5%	9.0%
Cash G&A ($mm) (2)	$11.5	$12.5

Bob Watson, President and CEO of Abraxas commented, “After three straight quarters of operational execution above expectations in 2014, we were unable to overcome significant obstacles in the fourth quarter.   On a positive note, these issues are transitory and merely pushed out our forecasted production ramp by approximately one month.   Our well performance continues to be exceptional as evidenced by the Dutch 3H and Dutch 4H results as well as the encouraging early rates from our recent Stenehjem 4H and Cat Eye 1H completions.”

“We remain driven by achieving a strong rate of return on each well we drill.   Given the current commodity price backdrop, we find it prudent to meaningfully reduce our capital expenditures by releasing our Eagle Ford rig after the R. Henry 1H and cancelling our 2015 Permian program.   Based on internal models and current strip pricing, the new capital plan will allow for free cash flow generation.   We plan to utilize this free cash flow and our balance sheet to further bolster our production, reserve and acreage base in the Bakken, Eagle Ford and Permian.   At all times, we will maintain our commitment to keeping a clean and properly levered balance sheet.”

“Abraxas remains in a superb position entering this commodity price downturn with a pristine balance sheet, high margin production base and enviable financial and operational flexibility.   We endeavor to enter the next upcycle in an even stronger position.”

(1)	The production rates for each well do not include the impact of natural gas liquids and shrinkage at the processing plant and include flared gas.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675